EXHIBIT 10.15

[*]         Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PRODUCT DEVELOPMENT, COLLABORATION AND

LICENSE AGREEMENT

THIS PRODUCT DEVELOPMENT, COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made as of May 11th, 2002 (the “Effective Date”), by and between Abrika LLLP, a Florida limited liability limited partnership (“Abrika”), with offices at 3320 Fairfield Lane, Weston, FL 33331, and Corium International, Inc., a Delaware corporation having a place of business at 2686 Middlefield Road, Suite G, Redwood City, CA 94063 (“Corium”; together with Abrika, the “Parties”).

BACKGROUND

WHEREAS, Corium is in the business of researching, developing, and manufacturing drug delivery systems for the purpose of delivering therapeutic substances across the human skin;

WHEREAS, Corium has represented that it has unique know-how in the fabrication and manufacture of transdermal fentanyl patches (“TDF patches”);

WHEREAS, Abrika wishes to engage Corium to commence a product development program, product registration and FDA approval for a TDF patch;

WHEREAS, Abrika wishes to obtain exclusive worldwide rights to make, use and sell TDF patches developed pursuant to this Agreement; and

WHEREAS, the Parties believe that it will be to their mutual advantage to enter into the arrangements hereinafter set out.

NOW, THEREFORE, in consideration of the foregoing recitals and of the covenants and other terms and conditions contained herein, the Parties agree as follows:

Article 1

Definitions

Terms used in this Article 1 and parenthetically elsewhere in this Agreement shall throughout this Agreement have the meanings here or there provided.  Defined terms may be used in the singular or in the plural, as the context shall require.

“Abrika Patents” means the patents and patent applications (and granted patents arising therefrom) owned by Abrika and listed in Schedule A hereto, including any divisions, continuations and continuations in part, extensions and renewals thereof and any supplementary or additional protection certificates related thereto.

“Affiliate” of a Party means a Person which is directly or indirectly controlled, controlled by, or under common control with, the Party.

“Corium Patents” means the patents and patent applications (and granted patents arising therefrom) owned by Corium and listed in Schedule B hereto, including any divisions, continuations and continuations in part, extensions and renewals thereof and any supplementary or additional protection certificates related thereto.

“Development Program” means the program of work agreed in writing between the Parties relating to the development of the Licensed Product, including milestones to be achieved, cost estimates, relevant time schedules, etc. for the Licensed Product, as supplemented and amended from time to time in accordance with the Agreement.  The Development Program is attached to this Agreement as Exhibit 1.

“Existing Technology” means all proprietary and confidential information, know-how, knowledge, experience, inventions, processes, technical information and data and materials protected by copyright, design right or rights in the nature of copyrights relating to the Field, which are owned or developed by Corium prior to the Effective Date.

“Field” means the delivery of fentanyl or other ultrapotent analgesic through transdermal patches or other methods of transdermal delivery.

“Jointly Developed IP” means any intellectual property rights (patentable and non-patentable) developed or generated by at least one employee of Abrika, on the one hand, and at least one employee of Corium, on the other hand, during the course of the Development Program and which are not already in the public domain.

“Licensed Product” means a formulation of TDF patches developed or generated as a result of the Development Program, including any subsequent modifications or variations thereof, or whose process of manufacture or use incorporates, or otherwise makes use of, the Abrika Patents, the Project Patents, the Jointly Developed IP or the Corium Patents.

“Net Sales Price” means the gross sales price or other monetary consideration received for a transfer for value of any Licensed Products, less [*].

“Non-Project IP” means the Non-Project Patents and the Non-Project Technology collectively.

“Non-Project Patents” means patents and patent applications (and granted patents arising therefrom) applicable or relating to the Field, which are developed by Corium independently of the Development Program, but excluding the Corium Patents.

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“Non-Project Technology” means any proprietary or confidential information, know-how, knowledge, experience, inventions, processes, technical information and data and materials protected by copyright, design right or rights in the nature of copyright relating to the Field, which are developed by Corium independently of the Development Program, but excluding the Existing Technology.

“Person” means an individual, partnership, corporation, trust, or unincorporated organization, and a government or agency or political subdivision thereof.

“Project IP” means Project Patents and Project Technology, collectively.

“Project Patents” means patents and patent applications (and granted patents arising therefrom) applicable or relating to the Field, which are developed by Corium solely as a direct result of any research and development activities performed under this Agreement.

“Project Team” means the Persons appointed by each Party to act as the liaison for that Party in all matters regarding the Development Program.

“Project Technology” means any proprietary or confidential information, know-how, knowledge, experience, inventions, processes, technical information and data and materials protected by copyright, design right or rights in the nature of copyrights relating to the Field, which are developed by Corium solely as a direct result of the research and development activities performed under this Agreement.

“Regulatory Authorities” means the U.S. Food and Drug Administration (“FDA”) and any other agency or authority primarily responsible for approval of pharmaceutical products in jurisdictions outside the U.S.

“Stage 1” means the series of tasks set forth in the Development Program, as set forth in Exhibit 1 hereto, as amended from time to time, relating to work performed prior to the filing of an abbreviated new drug application (“ANDA”) for the Licensed Product with the relevant Regulatory Authorities.

“Stage 2” means the series of tasks set forth in the Development Program set forth in the Development Program, as set forth in Exhibit 1 hereto, as amended from time to time, relating to the filing of, and all tasks performed during the pending status of, the ANDA for the Licensed Product.

“Stage 3” means the series of tasks set forth in the Development Program as set forth in Exhibit 1 hereto, as amended from time to time, occurring after the approval of an ANDA for the Licensed Product.

“Territory” means all of the countries throughout the world.

“Unaffiliated Person” means, with respect to a Party, a Person which is not an Affiliate of that Party.

Article 2

Development and Production Activities

2.1                               Development Program.  The Parties shall design and implement a Development Program consistent with the provisions of this Section 2.1 and the applicable Exhibits attached hereto.

A.                                    Purpose.  The objective of the Development Program is to develop, successfully file, and have approved by the FDA or other Regulatory Authorities, a TDF patch which Corium would manufacture and supply to Abrika pursuant to the terms of a Supply Agreement as further referenced in Section 2.4 hereof

B.                                    Project Team.  Promptly following execution of this Agreement, the Parties shall establish a joint Project Team for the purpose of pursuing and managing the Development Program.  Each Party shall appoint to the Project Team one person to act as the liaison for that Party in all matters relating to the Development Program.  The Project Team shall meet as reasonably requested by either Party to discuss the progress of the Development Program, but not less frequently than on a monthly basis.  Meetings may be in person or via teleconference or videoconference.  Minutes shall be maintained for all Project Team meetings and shall be promptly approved by the Parties or shall be maintained in such other manner as the Parties may agree.

C.                                    Development Program.  Corium shall undertake all work in connection with the implementation of the Development Program (including specifically all tasks set forth in Stage 1, Stage 2 and Stage 3 hereto) in a workmanlike manner consistent with industry standards and in accordance with the following principles:

1.                                      Corium shall use its commercial best efforts to develop the Licensed Product to final form for supply to, and marketing and sale by, Abrika and its sublicensees, subject to scientific, clinical and regulatory milestones being met by the Parties as set forth in this Agreement and in the Development Program.

2.                                      Corium shall be responsible for formulation, research, and development, including product manufacture for clinical trials, and compilation of documentation in support of applicable regulatory filings with respect to its activities.

3.                                      Corium shall be responsible for clinical development (trial performance), and managing the regulatory approval process, including submission of documents to and communication with Regulatory Authorities and obtaining applicable approvals.

D.                                    Revisions to Development Program.  Each Party may propose and shall promptly communicate to the Project Team such revisions or modifications to the Development Program as it shall reasonably believe advance the best interests of the Parties, including such revisions or modifications that will improve the Parties’ prospects for the successful, expedient and efficient development of the Licensed Product.  The Parties shall work together diligently to develop a mutually acceptable revision of the Development Program, including the negotiation of an equitable sharing of any increased costs associated therewith, which costs shall only be deemed to constitute a part of a revised “Budget” (as defined in Section 2.3(A)) upon Abrika’s written consent.

2.2                               No Competitive Lines.  During the Term, unless the other party first agrees in writing, neither Corium nor Abrika shall sponsor, engage, be engaged, or participate in any research within the Field which will compete with the TDF patch.

2.3                               Responsibility for Costs and Development Charges. All costs incurred in connection with the development of the Licensed Product under the Development Program shall be borne by the Parties solely as provided in this Section 2.3.

A.                                    Development Budget.  The Development Program shall detail all estimated costs associated with each development task and milestone set forth therein (each such cost shall be referred to herein as an “Item” and all such costs shall, in aggregate, constitute the “Budget”).  All Items falling within Stage 1 tasks shall constitute the “Stage One Budget.”  All Items falling within Stage 2 tasks shall constitute the “Stage Two Budget.”  All Items falling within Stage 3 tasks shall constitute the “Stage Three Budget.”

B.                                    Stage 1 Costs.  Costs and expenses incurred in connection with the performance of the Items set forth in Stage 1 shall be shared equally between the Parties for so long as such costs and expenses are within the Stage One Budget.  Notwithstanding the foregoing, upon satisfaction of each of the conditions set forth in section 2.3(E), Corium shall be entitled to full reimbursement for all Stage 1 costs and expenses incurred.

C.                                    Stage 2 Costs and Stage 3 Costs.  Costs and expenses incurred in connection with the performance of the Items set forth in Stage 2 and Stage 3 shall be borne by Abrika for so long as such costs and expenses are within the Stage Two Budget and Stage Three Budget, respectively.

D.                                    Budget Overruns.  Costs and expenses exceeding the Stage One Budget shall be shared equally by the Parties, except that Corium shall bear full and sole responsibility for the cumulative costs and expenses that exceed [*] of the Stage One Budget.  Costs and expenses exceeding the Stage Two Budget and Stage Three Budget, respectively, shall be borne solely by Abrika, except that Corium shall bear full and sole responsibility for the cumulative costs and expenses that exceed [*] of the Stage Two Budget and Stage Three Budget, respectively.

E.                                     Procedure for Reimbursement.  Upon execution of this Agreement, Abrika shall pay to Corium [*] (the “Initial Stage 1 Payment”) to commence its obligations under the Development Program.  Corium may apply against the Initial Stage 1 Payment amounts to which it would be entitled to seek reimbursement.  Upon exhaustion of the Initial Stage 1 Payment, Corium shall submit to Abrika invoices on a monthly basis, which invoices shall be in such form as Abrika shall reasonably determine and shall provide sufficient detail such that Abrika may ascertain the nature of the work performed by Corium.  Abrika shall reimburse Corium within

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[*] following receipt of an invoice.  Notwithstanding anything to the contrary set forth in section 2.3(A), Corium shall be entitled to full reimbursement for all costs and expenses incurred in performing its obligations under Stage 1 (that are within the Stage One Budget) if, not later than fifteen months from the Effective Date, Corium shall have produced a prototype TDF patch that satisfies each of the following conditions (the “Prototype Conditions”):  (i) [*]; (ii) [*]; and (iii) [*].  Within [*] following Abrika’s reasonable determination that each of the Prototype Conditions have been met, Abrika will tender to Corium a check covering all Stage 1 costs and expenses reimbursable hereunder.

2.4                               Production of Licensed Product; Supply Agreement.  Promptly following the completion of Stage 1, Corium and Abrika will enter into good faith negotiations with respect to the execution of an agreement relating to and contemplating the manufacture and supply of the Licensed Product (the “Supply Agreement”).  The Supply Agreement will govern the Parties’ rights and obligations with respect to the manufacture and supply of sufficient commercial quantities of the Licensed Product and shall specifically include:  (i) an option for Corium to terminate the Supply Agreement, without further liability, upon [*]; and (ii) a requirement that Corium’s Cost of Goods Sold with regard to the manufacture and supply of the Licensed Product shall at all times be [*].  For so long as the Supply Agreement remains in effect, Corium shall be responsible for the production of the Licensed Product.  However, if the Parties fail to enter into the Supply Agreement, or upon termination of the Supply Agreement by Corium for any reason, Abrika shall have the right to enter into an agreement with a third party providing for such third party’s production of the Licensed Product, in which case Corium shall cooperate with Abrika to effect a complete and sufficient transfer and migration of any and all information, data, intellectual property or processes relevant to development or production of the Licensed Product to Abrika or its delegate, including without limitation any existing pre-clinical and clinical data (and shall convey physical possession thereof) as well as correspondence and data in connection with any submissions to Regulatory Authorities.

Article 3

Option on Non-Project IP

3.1                               Disclosure; Option.  Corium shall disclose to Abrika any Non-Project IP developed by Corium during the Term of this Agreement which it believes may be used or useful in the development and/or exploitation of other products in the Field, and Abrika shall have the right of first refusal to negotiate with Corium concerning a development program involving such Non-Project IP by giving written notice to that effect within [*] following receipt of disclosure from Corium.  The notice shall identify the Non-Project IP and the rights Abrika desires to obtain.  Upon receipt of the notice, the Parties shall negotiate in good faith an acceptable development program involving the Non-Project IP.

3.2                               Negotiation With Third Parties.  If (i) Abrika fails to give the notice referred to above, or (ii) the Parties fail, following good faith negotiations, to execute a letter of intent with respect to the Non-Project IP within [*] following such notice, Corium shall be free to exploit such Non-Project IP without regard to Abrika’s rights under Section 3.1, including without limitation, entering into agreements with one or more Persons to develop, manufacture or sell products covered by such Non-Project IP, but only outside the Field; provided, however, that

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Corium shall not, directly or through one or more Affiliates, enter into any such agreement with an Unaffiliated Person within the Field on royalty or fee terms less favorable to Corium than those contained in the last offer made to Corium during the negotiations referred to in this Article 3.

Notwithstanding the foregoing, if the development of the Licensed Products by the parties is prevented by existing intellectual property rights of one or more third parties, then Corium shall have the right to negotiate with one or more third parties concerning the development and/or exploitation of other products in the Field which may compete with the Licensed Products, provided that Abrika shall have a right of first refusal with respect to such development and/or exploitation.

Article 4

Grant of Rights

Subject to the terms and conditions of this Agreement, Corium, grants to Abrika, the following rights:

4.1                               The exclusive right and license to make, have made, use, market, distribute and sell the Licensed Product in the Territory.

4.2                               The exclusive right to use and practice the art covered by the Project Patents and the Jointly Developed IP, solely in connection with the rights set forth in Section 4.1.

4.3                               The exclusive right to use and to practice the art covered by the Project Technology under this Agreement solely in connection with the rights set forth in Section 4.1.

4.4                               The non-exclusive right to use and to practice the art covered by the Existing Technology and the Corium Patents solely in connection with the marketing and sale of the Licensed Products in the Territory within the Field.

4.5                               The right to sublicense any of the rights granted in Sections 4.1, 4.2, 4.3 and 4.4 hereof.

Article 5

Royalties on the Sale of Licensed Products

5.1                               Royalty Amounts.  Abrika shall pay to Corium the following royalties during the Term of this Agreement:        I

A.                                    [*] of the Net Sales Price received by Abrika from the sale of the Licensed Product in the United States so long as Corium is manufacturing and supplying the Licensed Product to Abrika pursuant to the terms of the Supply Agreement; or

B.                                    [*] of the Net Sales Price received by Abrika from the sale of the Licensed Product in the United States if:  (i) Corium is not manufacturing and supplying the Licensed

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Product to Abrika pursuant to the terms of the Supply Agreement, and (ii) Corium has developed Project IP which is being actively utilized in connection with the Licensed Product; or

C.                                    [*] of the Net Sales Price received by Abrika from the sale of the Licensed Product in the United States if:  (i) Corium is not manufacturing and supplying the Licensed Product to Abrika pursuant to the terms of the Supply Agreement, and (ii) Corium has not developed Project IP which is being actively utilized in connection with the Licensed Product.

D.                                    For all sales of the Licensed Product outside the United States, the Parties shall determine the amount of royalties to be paid to Corium on a case-by-case basis.  The Parties agree to negotiate in good faith to determine a value for such royalties which accurately reflects the contribution of each Party towards the realization of such sales of the Licensed Product.

5.2                               Time and Manner of Payment of Royalties.  Royalties due under Section 5.1 hereof shall be paid within [*] following the end of each calendar quarter (i.e., March 31, June 30, September 30, December 31) by check in United States dollars.  For purposes of computing royalties payable hereunder, amounts in currencies other than U.S. dollars shall be converted into U.S. dollars at the official exchange rate of that country on the last business day of the applicable quarter.

5.3                               Interest.  Any required royalty payments not made for any reason on or before the date for payment specified in Section 5.2 hereof shall bear interest from the date such royalty payment is due until the date it is received at [*].  The interest shall be calculated on a daily average basis.  Royalties placed on deposit at interest for the account of Corium pursuant to Section 5.2 shall be deemed paid for purposes of this Section as of the date of such deposit.

5.4                               Tax Withholding.  If Abrika shall be required by the laws of any jurisdiction to deduct or withhold from any payment to Corium any taxes or charges which may be levied against Corium, Abrika may deduct or withhold such taxes or charges in accordance with applicable law.

Article 6

Reports and Audit

6.1                               Periodic Reports.  Abrika shall deliver to Corium, simultaneously with the payment of royalties due hereunder, a written report reflecting the aggregate Net Sales Price for all Licensed Product sold during the applicable quarter in such form as Abrika shall in its sole discretion shall determine.  If no royalties are due for the quarter, the report shall so state.

6.2                               Delivery of Final Report.  Abrika shall deliver to Corium a final written report within [*] after the date of termination of this Agreement detailing sales or other dispositions of the Licensed Product upon which royalty payments are payable to Corium.  Concurrent with the making of such written report, Abrika shall pay to Corium the balance of all royalties due and payable to Corium.

*Confidential Treatment Requested.

Article 7

Termination of Exclusivity

7.1                               Termination.  If Abrika shall have failed to commercially launch the Licensed Product, either directly or indirectly through a third party, for sale in any country in the Territory (other than the United States) at any time following the [*] anniversary of the date after which such country granted Abrika the regulatory approval necessary to commence commercial sale, then Abrika’s exclusive rights under section 4 in such country shall terminate (“Exclusivity Termination”) and such right shall continue thereafter on a non-exclusive basis, and Corium shall, subject to the consent of any Regulatory Authorities or other third parties, enjoy the same commercial exploitation rights as Abrika in such country with respect to the Licensed Product, including the right to grant sublicenses with respect to the Licensed Product.

7.2                               Notice; Exception.  The termination of Abrika’ exclusive rights under Section 7.1 shall take effect thirty (30) days following its receipt of written notice from Corium (the “Exclusivity Notice Period”) indicating its intent to exercise its rights thereunder.  Notwithstanding the foregoing, Exclusivity Termination shall not apply in the event that Abrika provides notice to Corium within the Exclusivity Notice Period that its failure to commence commercial sale or distribution is due to causes beyond its control, and that such causes are not likely to continue beyond the twelve month period of such notice.

Article 8

Ownership of Intellectual Property

8.1                               Ownership by Corium.  All Corium Patents, Existing Technology, Project IP and Non-Project IP shall belong to and, to the extent necessary to transfer or perfect ownership rights therein, be assigned to Corium, and Corium shall have exclusive right, title and interest thereto, subject to the license rights granted to Abrika hereunder.

8.2                               Ownership of Abrika Patents.  Abrika shall have exclusive right, title, and interest in the Abrika Patents, except that the Corium shall have the right to conduct research, development and other activities with respect to the Abrika Patents to the extent they are the subject of the Development Program.

8.3                               Ownership of Jointly Developed IP.   Any Jointly Developed IP shall belong to and, to the extent necessary to transfer or perfect ownership rights therein, be assigned to Abrika and Corium as joint owners.

8.4                               Use of Jointly Developed IP.  Abrika and its affiliates shall have the full right to use and exploit any Jointly Developed IP within the Field, as set forth in this Agreement.  Corium shall have no right to use or exploit any Jointly Developed IP for any purpose within the Field except as contemplated by the Development Program.

8.5                               Use of Licensed Product Trademarks.  All trademarks, whether registered or unregistered, associated with the Licensed Product shall be owned by Abrika and, to the extent necessary to transfer or perfect ownership rights therein, shall be assigned to Abrika, and Abrika

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shall have exclusive right, title and interest thereto.  All goodwill associated with any trademark hereunder shall inure to the sole and exclusive benefit of Abrika

8.6                               Employee Agreements.  Each Party agrees that it shall obtain from its officers, employees and consultants, duly binding agreements by such persons to:  (i) disclose and, to the extent necessary, to transfer all Jointly Developed IP and Project IP to such Party; and (ii) perfect ownership of all Jointly Developed IP and Project IP rights in such Party.

Article 9

Representations and Disclaimer

9.1                               Representations by Abrika.  Abrika represents and warrants to that:

A.                                    It has the full legal right, power, and authority to enter into Agreement.

B.                                    This Agreement is a legal and valid obligation of Abrika, and the execution, delivery and performance of this Agreement by Abrika does not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body administrative or other agency having authority over it.

9.2                               Representations by Corium.  Corium represents and warrants to Abrika that:

A.                                    It has the full legal right, power, and authority to enter into this Agreement.

B.                                    This Agreement is a legal and valid obligation of Corium, and the execution, delivery and performance of this Agreement by it does not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body, administrative or other agency having authority over it.

C.                                    To the best knowledge of Corium, the Corium Patents and the Existing Technology do not infringe any valid right of any Person.

Article 10

Limitation of Liability

IN NO EVENT SHALL ABRIKA OR ANY AFFILIATE OF ABRIKA BE LIABLE TO CORIUM FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT OR OTHERWISE, REGARDLESS OF WHETHER ABRIKA OR CORIUM KNEW OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

Article 11

Indemnification and Insurance

11.1                        Indemnification.  Corium shall defend, indemnify and hold Abrika, its Affiliates and each officer, director, employee or agent thereof (collectively, the “Indemnitees”) harmless from and against any damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Indemnitees as a result of any claim, lawsuit, action or proceeding (collectively, “Losses”) attributable to, relating to or arising out of any claim (a “Claim”) (i) that the Licensed Product violates the intellectual property rights of any third party or (ii) that Corium is in material breach of any of its representations under this Agreement.  Abrika shall notify Corium promptly following Abrika’s learning of any Claim and shall allow Corium, at Corium’s expense, to assume defense of such Claim.  Corium shall have the exclusive right to defend, contest, litigate, or settle any matter with respect to which indemnification is claimed under this Article.  For the purposes of this Section 11.1, the term “Claim” shall be limited to claims of violations or breaches alleged to have occurred within the United States.  The indemnification obligations of Corium under this Section 11.1 shall survive termination of this Agreement.

11.2                        Insurance.  Prior to the first commercial sale of any Licensed Product, and for a period of [*] after the termination of this Agreement, Corium shall obtain and/or maintain, at its sole cost and expense, product liability insurance in amounts, which are reasonable and customary in the U.S. pharmaceutical industry for companies which are of a similar size to Corium, subject always to a minimum limit of [*] per occurrence (or claim) and in the aggregate annually.  Such product liability insurance shall insure against all liability, including product liability, personal liability, physical injury, or property damage.  Corium shall provide written proof of the existence of such insurance to Abrika upon request.

Article 12

Confidentiality

12.1                        Disclosure of Confidential Information.  In carrying out its obligations contemplated by this Agreement, each Party (the “Disclosing Party”) may from time to time during the Term of this Agreement disclose to the other Party (the “Receiving Party”) certain information regarding the Disclosing Party’s business, including information concerning medical or pharmaceutical matters, delivery mechanisms, personnel, technical, marketing, financial, employees, planning, and other confidential or proprietary information (“Confidential Information”).  “Confidential Information” shall also include the substantive terms and the existence of this Agreement.  The Disclosing Party will mark all Confidential Information in tangible form as “confidential” or “proprietary” or with a similar legend.  The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the Receiving Party within thirty (30) days after such oral disclosure.  Regardless of whether so marked or identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing.

*Confidential Treatment Requested.

12.2                        Protection of Confidential Information.  The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to those employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder.  The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

12.3                        Return of Confidential Information.  The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control promptly upon the written request of the Disclosing Party on the earlier of the expiration or termination of this Agreement.  At the Disclosing Party’s request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Article 12.

12.4                        Injunctive Relief; Damages.  The Parties agree that breaches of the confidentiality provisions herein will cause the non-breaching Party to suffer irreparable harm and be without an adequate remedy at law, and that the non- breaching Party shall be entitled to injunctive or equitable relief (without being required to post any bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation.  Resort by a Party to injunctive or other equitable relief shall not be deemed a waiver of such Party’s other rights or remedies under the terms of this Agreement or otherwise.

12.5                        Exceptions.  The Receiving Party’s obligations hereunder with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information:  (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is or through no fault of the Receiving Party has become, generally available to the public; (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information; or (e) is required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

Article 13

Term and Termination; Default

13.1                        Term.  The term of this Agreement (“Term”) shall commence on the Effective Date, and, unless terminated earlier in accordance with other provisions of this Agreement, shall continue until Abrika shall fail to:  i) commence commercial distribution within six months after the latter of:  x) ANDA approval of the Licensed Product, or y) expiration or resolution of any regulatory bar, patent conflict, other third party conflict or related issues that were beyond the control of Abrika; or ii) make the Licensed Product available for commercial distribution, for a period of six consecutive months, after initial commercial distribution is commenced.

13.2                        Termination.  This Agreement may be terminated as follows:

A.                                    By mutual written consent of both Parties at any time.

B.                                    [*]

C.                                    [*]

D.                                    [*]

E.                                     [*]

F.                                      By Abrika or Corium, upon written notice to the other (i) in the event of a breach or default by the other Party in the due observance or performance of any covenant, condition or limitation of this Agreement, but only if the defaulting Party shall not have cured its default (if such default is subject to cure) within 30 days after receipt of written notice of such default from the non-defaulting Party, or (ii) if the other Party is adjudicated as bankrupt, if insolvency, bankruptcy, reorganization, debt adjustment or liquidation proceedings are instituted against such Party and not dismissed within 60 days after the institution thereof, if a receiver or trustee is appointed for such Party and its assets, or if such Party makes a general assignment for the benefit of its creditors.

13.3                        Consequences of Termination.  Upon termination of this Agreement, all licenses set forth in Article 4 shall terminate; provided, however, that all licenses set forth in Article 4 shall continue if this Agreement is terminated by Abrika pursuant to Section 13.2(F).  In such event, Corium covenants to cooperate with Abrika to effect a complete and sufficient transfer and migration of any and all information, data, or processes relevant to development or production of the Licensed Product to Abrika or its delegate, including without limitation any existing pre-clinical and clinical data (and shall convey physical possession thereof) as well as correspondence and data in connection with any submissions to Regulatory Authorities.

Article 14

Survival

Notwithstanding anything to the contrary in this Agreement, Articles 8, 10, 11, 12, and 13 shall survive termination of this Agreement.

Article 15

Right of First Refusal

[*]

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Article 16

Stock Purchase Option

In consideration of Abrika’s entering into this Agreement and funding of the development of the TDF patch, Corium and Abrika shall enter into a Stock Purchase Agreement pursuant to which Corium shall grant to Abrika, for [*] and other good and valuable consideration, a number of shares of Corium’s Common Stock (the “Shares”), which number shall be equal, at the time of grant, to [*] of the issued and outstanding Common Stock of Corium, and which Shares shall be subject to customary anti-dilution protection.  The Stock Purchase Agreement shall provide for Abrika to receive the Shares at least [*] prior to the earliest of:  (i) [*], or (ii) [*], or (iii) [*].

Article 17

Miscellaneous

17.1                        Notices.  Any notice required to be given under this Agreement shall be in writing in English and shall be deemed duly given if signed by or on behalf of a duly authorized officer of the Party giving the notice, and if left at, or sent by registered or recorded delivery post or by facsimile transmission to:

Corium:	Corium international, Inc.
2686 Middlefield Road, Suite G
Redwood City, California 94063
Attention: Adrian Faasse
FAX: (650) 298-8012

with a copy to:

Attention:
FAX:

Abrika:	Abrika LLLP
c/o National Car Rental Center
2555 Panther Parkway
Sunrise, Florida 33323
Attention: James New
FAX: (954) 835-8088

with a copy to:	Holland & Knight LLP
200 South Orange Avenue, Suite 2600
Orlando, Florida 32801
Attention: Louis T. M. Conti, Esq.
FAX: (407) 244-5288

or at such other address as either Party may direct the other in writing.

*Confidential Treatment Requested.

Any such notice or other communications shall be deemed to be given:  at the time when the same is handed or left at the address of the Party to be served; by post on the day (not being a Sunday or public holiday) five days following the day of posting; and in the case of a facsimile transmission, on the next following day, provided that a confirming copy of it is sent by registered or recorded delivery post to the other Party at the address given in this Agreement within 24 hours after the transmission.

17.2                        Headings.  The headings preceding the text of the Articles and Sections of this Agreement are inserted solely for convenience of reference, and do not constitute a part of this Agreement or affect its meaning, construction, or effect.

17.3                        Integration.  This Agreement and the Supply Agreement negotiated hereafter, set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings with respect to such subject matter.

17.4                        Waiver.  No consent by any Party to or waiver of a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any difference or subsequent breach or default.  All waivers hereunder must be signed by the Party against which such waiver is asserted.

17.5                        Counterparts.  This Agreement may be executed in multiple counterparts, and each counterpart shall be deemed an original of this Agreement.

17.6                        Governing Law.  The validity and interpretation of this Agreement shall be governed and construed in accordance with the United States patent laws and the laws of the State of Florida without regard to the conflicts of laws principles thereof.

17.7                        Unenforceability of Provision(s).  Unenforceability of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof.  If any provision or provisions of this Agreement shall be deemed invalid, illegal or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

[Remainder of page intentionally left blank.]

*Confidential Treatment Requested.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

CORIUM INTERNATIONAL, INC.

By:	/s/ Adrian Faasse
Name:	Adrian Faasse
Title:	CEO

ABRIKA LLLP

By:	/s/ James S. New
Name:	James S. New
Title:	PARTNER

SCHEDULE A

ABRIKA PATENTS

[*]

*Confidential Treatment Requested.

SCHEDULE B

CORIUM PATENTS

[*]

*Confidential Treatment Requested.

EXHIBIT 1

DEVELOPMENT PROGRAM

Stage 1 - Pre-ANDA Budget (Prototype Development)

Budget Items	Budget
Development by Corium Technology Group	[*]
Development Supplies	[*]
DEA Consultant	[*]
Facilities Modifications	[*]
Capital Equipment	[*]
Total	[*]

Stage 2 - ANDA Filing Budget

Budget Items	Budget
Materials For Process Scale Up And Bio-Equivalent Lot Manufacturing	[*]
Process Scale Up And Bio-Equivalent Lot Manufacturing	[*]
Regulatory Costs	[*]
Total	[*]

Stage 3 - Post-ANDA Filing Budget

Budget Items	Budget
Development By Corium Technology Group	[*]
Capital Equipment	[*]
Manufacturing Scale Up	[*]
Total	[*]

*Confidential Treatment Requested.

1

Budget Summary for Stages 1-3

Budget Items	Budget
Pre-ANDA Budget	[*]
ANDA Filing Budget	[*]
Post-ANDA Filing Budget	[*]
Total	[*]

*Confidential Treatment Requested.

2

EXHIBIT 1 (CONT.)

TIMELINE AND ACTIONS FOR EXECUTION OF
PRODUCT DEVELOPMENT PROGRAM

[*]

*Confidential Treatment Requested.

3